Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR MAY
     Dallas, Texas, May 5, 2008 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.49698 per unit, payable on May 29, 2008, to unit holders of record on May 15, 2008.
     This distribution reflects primarily the oil production for February 2008 and the gas production for January 2008. Preliminary production volumes are approximately 45,808 barrels of oil and 499,704 Mcf of gas. Preliminary prices are approximately $95.42 per barrel of oil and $7.19 per Mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	45,808	499,704	$95.42	$7.19

Prior Month	34,992	511,578	$89.94	$7.15
     Due to the timing of the end of the month of April, approximately $861,000 of revenue received will be posted in the following month of May in addition to normal receipts during May. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in April and prior to this press release, approximately $950,000 in revenue has been received.
     For the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management
Toll Free Number: 1.800.365.6541